EXHIBIT 16.1

Yusufali & Associates, LLC Certified Public Accountants & IT Consultants AICPA, HITRUST, PCIDSS, & ISC2 Registered 55 Addison Drive, Short Hills, NJ 07078

November 11, 2024

The Board of Directors

Artisan Consumer Goods

Re: Artisan Consumer Goods

Effective November 11th, 2024, Yusufali & Associates, LLC is resigning as the independent registered public accounting firm of Artisan Consumer Goods. It has been a pleasure working with the Company and we wish the Company best regards moving forward.

Very truly yours,

PCAOB Registration Number: 3313